Exhibit 10.5

Medpace, Inc.

4630 Wesley Avenue

Cincinnati, OH 45212

June 17, 2011

Re: Employment Letter Agreement

Dear August:

Subject to the terms and conditions of this letter agreement (this “Agreement”), Medpace, Inc., an Ohio corporation (the “Company”), desires to provide for your continued employment on the terms and conditions of this Agreement. This Agreement is effective as of the date set forth above (the “Effective Date”).

1. Employment; Compensation and Benefits.

(a) Position and Duties. You shall serve as the Company’s Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”). During your period of employment with the Company, you agree to (i) devote substantially all of your business time, energy and skill to the performance of your duties for the Company, (ii) perform such duties in a faithful, effective and efficient manner, (iii) except as set forth in the immediately following sentence, hold no other employment and (iv) abide by all of the Company’s policies and procedures. Notwithstanding anything contained herein: (1) the Company acknowledges that you now serve on the board of directors of certain other businesses and may hereafter serve on the board of directors of such businesses and other businesses and that you may do so in your discretion and may retain any income, fees or other remuneration received therefor; (2) the Company acknowledges that you own and/or control certain real estate and other investments and that you may continue to exercise such business activities with respect thereto as you may deem necessary and appropriate and may retain any income, fees or other remuneration received therefrom; and (3) the Company agrees that you may continue to use certain Company personnel and record keeping resources in the management of such real estate and other investments consistent with past practice. For the avoidance of doubt, you may continue to use certain Company personnel and record keeping resources in the management of real estate and other investments consistent with past practice as described in clause (3) of the foregoing sentence only while you are employed as the Company’s Chief Executive Officer pursuant to this Agreement.

(b) Period of Employment. The “Period of Employment” shall be a period of three (3) years commencing on the Effective Date and ending at the close of business on the third (3rd) anniversary of the Effective Date; provided, however, that the Period of Employment shall be automatically extended for one (1) additional year on each anniversary of the Effective Date (commencing with the second anniversary of the Effective Date), unless either party gives notice, in writing, at least ninety (90) days prior to such anniversary, that the Period of Employment shall not be extended (or further extended, as the case may be).

(c) Base Salary. Your base salary (the “Base Salary”) shall be at an annualized rate of four-hundred-ten thousand Dollars ($410,000) and shall be paid in accordance with the Company’s regular payroll practices in effect from time to time.

(d) Annual Bonus. You shall be eligible to receive an incentive bonus for each fiscal year of the Company that occurs during the Period of Employment (“Incentive Bonus”); provided, that, you must be employed by the Company at the time the Company pays its annual bonuses generally with respect to any such fiscal year in order to be eligible for an Incentive Bonus with respect to that fiscal year. Your Incentive Bonus amount for a particular fiscal year shall be determined by the Board (or a committee thereof) in its sole discretion, based on the Company’s achievement of certain performance objectives (which may include corporate, business unit or division, financial, strategic or other objectives) and your achievement of individual goals established with respect to that particular fiscal year by the Board (or a committee thereof) in consultation with you.

(e) Reimbursement of Business Expenses. You will be entitled to reimbursement for all reasonable business expenses you incur during the Period of Employment in connection with carrying out your duties for the Company, subject to the Company’s expense reimbursement policies and any pre-approval policies in effect from time to time.

(f) Benefits. You shall be entitled to participate in all employee benefit plans and programs made available by the Company to the Company’s executives generally, in accordance with the eligibility and participation provisions of such plans and programs and as such plans or programs may be in effect from time to time.

2. Termination and Accrued Payments.

(a) Termination. Your employment with the Company may be terminated by either you or the Company at any time for any reason and with no further obligations other than those set forth in Section 2(b), below. Any termination of your employment (by you or by the Company) must be communicated by thirty (30) days’ advance written notice from the terminating party to the other party. The date your employment by the Company terminates is referred to herein as your “Termination Date.”

(b) Payment of Accrued Benefits. Regardless of the reason for the termination of your employment with the Company, in connection with such termination the Company will pay you (on or within 30 days following your Termination Date) any base salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before your Termination Date, any reimbursement due to you for business expenses incurred by you on or before your Termination Date (in accordance with the Company’s business expense policies and procedures as may exist from time to time) and you will be entitled to any benefits that are due to you under the Company’s 401(k) plan in accordance with the terms of that plan. If you hold any stock options or other equity or equity-based awards granted by the Company, the terms and conditions applicable to those awards will control as to the consequences of a termination of your employment on those awards.

3. Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

4. Successors and Assigns. This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

5. Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF OHIO OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF OHIO TO BE APPLIED.

6. Severability. If any provision of this Agreement is found by any court of competent jurisdiction to be invalid or unenforceable for any reason, such finding shall not affect, impair or invalidate the remainder of this Agreement. If any aspect of any restriction herein is too broad or restrictive to permit enforcement to its fullest extent, you and the Company agree that any court of competent jurisdiction shall modify such restriction to the minimum extent necessary to make it enforceable and then enforce the provision as modified.

7. Entire Agreement, Amendment and Waiver. This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral or written communications respecting such subject matter including, without limitation, that certain Term Sheet dated at or around April 30, 2011; provided, however, that the provisions in this Agreement are not intended to modify, expand or extinguish any restrictive covenants in any other agreement or arrangement between you and the Company or any of its affiliates. This Agreement shall not be modified, amended or in any way altered except by written instrument signed by you and the Company’s chief executive officer (or, in the case you are the Company’s chief executive officer, by another officer of the Company acting at the direction of the Board.) A waiver by either party hereto of any rights or remedies hereunder on any occasion shall not be a bar to the exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.

8. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

9. Remedies. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance, injunctive relief and/or other appropriate equitable relief in order to enforce or prevent any violations of the provisions of this Agreement. Each party shall be responsible for paying its own attorneys’ fees, costs and other expenses pertaining to any such legal proceeding and enforcement regardless of whether an award or finding or any judgment or verdict thereon is entered against either party.

10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, you and the Company have executed this Agreement as of June 17, 2011.

Medpace, Inc. an Ohio corporation

By:	/s/ Kay Nolen
Name: Kay Nolen
Title: Secretary

AGREED BY:

/s/ August Troendle August Troendle

August Troendle Employment Letter Agreement

4